CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Munder Series Trust, which all such documents, dated October 31, 2004, are incorporated by reference in the Prospectus/Proxy Statement in the Registration Statement of Munder Series Trust on Form N-14.

We also consent to the reference of our firm under the captions “Financial Highlights” and “Munder Fund Financial Highlights” in the Prospectus/Proxy Statement of the Munder Internet Fund of Munder Series Trust and to the incorporation by reference of our report, dated August 12, 2005, on the Munder Internet Fund included in the Annual Report to Shareholders for the fiscal year ended June 30, 2005, in this Registration Statement of Munder Series Trust on Form N-14.

ERNST & YOUNG LLP

Boston, Massachusetts

August 30, 2005